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                               AMENDMENT
                                   TO
                     SALARY CONTINUATION AGREEMENT

          THIS AMENDMENT made this 30th day of April, 1992, by and between IMPERIAL HOLLY CORPORATION, a Texas corporation (the
"Company"), and  __________________ (the "Employee");

WITNESSETH:

          WHEREAS, by Salary Continuation Agreement dated August 1, 1990, between the Company and Employee (the "Agreement"), the Company agreed to provide Employee supplemental retirement, death and disability benefits pursuant to a Salary Continuation Plan; and

          WHEREAS, Paragraph 18 of the Agreement provides for its amendment by a written instrument executed by the Company and Employee, and the parties desire to amend the Agreement to the extent hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

          1. Paragraph 4 of the Agreement shall be amended to read in its entirety as follows:

          "4. TERMINATION OF EMPLOYMENT DUE TO DISABILITY. If the Employee shall terminate his employment with the Company prior to his retirement (as provided in Paragraph 2 or 3) because of Disability (as hereinafter defined), Employee shall be entitled to receive salary continuation payments in the monthly sum of $__________, reduced by any disability income payable under an individual disability policy issued by Unum Life Insurance Company. Such payments, if any, shall commence on the first business day of the month next following the date his Disability occurred and shall continue monthly thereafter until the earliest of (i) the cessation of the Employee's Disability,
(ii) Employee's death, or (iii) Employee's Normal Retirement Date. If Employee's Disability continues uninterrupted until his Normal Retirement Date, Employee shall then become eligible to receive and shall receive the lump sum cash payment the Employee would have received under Paragraph 2 above if the Employee had retired on his Normal Retirement Date. If Disability ceases before Employee attains his Normal Retirement Date and Employee is immediately reemployed by the Company, his salary continuation payments provided under this Paragraph shall immediately cease and the benefit payable upon his subsequent retirement or other termination of employment shall be determined in accordance with the provisions of this Agreement as if such Disability had never occurred. If such Disability ceases before Employee attains his Normal Retirement Date and Employee is not immediately reemployed by the Company, then Employee shall be deemed to have terminated employment under this Agreement on the date his Disability ceases for purposes of determining his eligibility to receive any other benefits under this Agreement. For purposes of this Agreement, the term "Disability" means a physical or mental disability which is determined by the Committee, upon the advice of competent physicians of the Committee's selection, to prevent Employee from engaging in any substantial gainful activity and which can be expected to result in death or to be of long continued and indefinite duration. The total and irrecoverable loss of the sight of both eyes or the use of both hands, or of both feet, or of one hand and one foot will be considered to constitute Disability in all events."

          2. The parties ratify and continue all other terms and provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies) on the day and year first above written.

                                   IMPERIAL HOLLY CORPORATION

                                   _________________________
                                        Robert C. Hanna
                                        President and
                                        Chief Executive Officer
ATTEST:

____________________
Secretary

[SEAL]
                                   _________________________
                                   Employee

                                   _________________________
                                   Employee's Spouse